Exhibit 10.7

MEMORIAL RESOURCE DEVELOPMENT CORP.

FORM OF CHANGE IN CONTROL AGREEMENT

                    , 2014

[name]

[address]

Dear [name]:

Memorial Resource Development Corp. (the “Company”) considers it essential to the best interests of its members to attract top executives and to foster the continuous employment of key management personnel. In this regard, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of uncertainty arising from the possibility of a change in control of the Company, although no such change is now contemplated. In order to induce you to remain in the employ of the Company and in consideration of your continued services to the Company, the Company agrees that effective as of                     , 2014, you shall receive the severance benefits from the Company, set forth in this letter agreement (“Agreement”) in the event you “Separate from Service” with the Company and all related entities (collectively, the “Company Group”) subsequent to a “Change in Control” of the Company (as such terms are defined in Section 2 hereof) under the circumstances described below. This Agreement supersedes and replaces prior agreements and/or policies related to severance benefits payable to you following a Change in Control of the Company, as specified in Section 10 of this Agreement.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) your Separation from Service other than on account of a Qualifying Termination; (ii) the Company’s satisfaction of all of its obligations under this Agreement; or (iii) the execution of a written agreement between the Company and you terminating this Agreement.

2. Definitions. As used in this Agreement:

(a) “Annual Compensation” means the total of:

(i) one year of base salary, at the highest base salary rate that you were paid by the Company in the 12-month period prior to the date of your Separation from Service (the “Look-Back Period”); and

(ii) 100% of the greatest target annual bonus target for which you were eligible within the Look-Back Period.

(b) “Cause” means (i) your commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (ii) engaging in conduct that constitutes fraud, gross negligence or willful misconduct that results or would reasonably be expected to result in material harm to the Company or its business or reputation; (iii) breach of any material terms of your employment, including any of the Company’s policies or code of conduct; or (iv) failure to perform your duties for the Company.

(c) “Change in Control” has the meaning ascribed to such term in the Long Term Incentive Plan.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company” means Memorial Resource Development Corp., and any successor as provided in Section 7 hereof.

(f) “Disability” means that, at the time you Separate from Service, you have been unable to perform the duties of your position for a period of 180 consecutive days as the result of your incapacity due to physical or mental illness.

(g) “Good Reason” means the occurrence of one of the following without your express written consent (i) a material reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, unless you are offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a material reduction by the Company of your base compensation (base salary and target bonus) as in effect immediately prior to such reduction; or (iii) you are requested to relocate (except for office relocations that would not increase your one way commute by more than 50 miles); provided, that any such event shall not constitute Good Reason unless and until you shall have provided the Company with written notice thereof no later than thirty (30) days following your knowledge of the initial occurrence of such event and the Company shall have failed to fully remedy such event within thirty (30) days of receipt of such notice.

(h) “Long Term Incentive Plan” means the Memorial Resource Development Corp. 2014 Long Term Incentive Plan.

(i) “Qualifying Termination” means your Separation from Service on account of (i) an involuntary termination by the Company without Cause or (ii) your voluntary resignation for Good Reason; provided, that such Good Reason must have occurred within six (6) months prior to, or six (6) months following, a Change in Control and provided further, that with respect to clauses (i) and (ii), such Separation from Service must occur within six (6) months prior to, or twenty-four (24) months following, a Change in Control.

(j) “Separation from Service” or “Separates from Service” means a termination of employment with the Company Group that the Company determines is a Separation from Service in accordance with Section 409A of the Code.

(k) “Severance Payment” means the payment of severance compensation as provided in Section 3 of this Agreement.

(l) “Specified Employee” means a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

3. Compensation Upon a Qualifying Termination. If you Separate from Service on account of a Qualifying Termination, then subject to (x) your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (which separation agreement and release of claims will be provided by the Company to you within five (5) days following such Qualifying Termination and must be executed by you and returned to the Company within fifty (50) days following such Qualifying Termination) and (y) Section 4:

(a) You will be entitled to a Severance Payment in a lump sum amount equal to [one times (1x)][two times (2x)][three times (3x)] your Annual Compensation, which shall be payable in accordance with subsection (c) below.

(b) The Company agrees that, in addition to the payment provided under Section 3(a):

(i) all outstanding unvested awards previously granted to you under the Long Term Incentive Plan shall immediately be 100% vested upon such Separation from Service;

(ii) to the extent that you timely elect COBRA continuation coverage under the Company’s group insurance plans, the Company shall reimburse you for the amount of COBRA continuation premiums (less required co-pay) until the earlier of (x) twelve (12) months following your Separation from Service and (y) such time as you are no longer eligible for COBRA continuation coverage;

(iii) the Company will provide you with financial counseling services for twelve (12) months following your Separation from Service, subject to a maximum benefit of $30,000.00; and

(iv) the Company will provide you with outplacement counseling services for twelve (12) months following your Separation from Service, subject to a maximum value of $30,000.00.

(c) Subject to Section 19(b) below, all payments made to you under subsection (a) shall be made in a lump sum on the sixtieth (60th) calendar day following your Separation from Service, provided that your separation agreement and release of claims referenced above must be effective and not revocable on the date payment is to be made in order to receive payments under subsection (a).

(d) Notwithstanding anything contained herein to the contrary, the Company shall have no obligation to make any payment or offer any benefits to you under this Agreement if you Separate from Service other than on account of a Qualifying Termination.

4. Parachute Payments. If the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to you, then the provisions of this Section 4 shall apply. If any payments or benefits to which you are entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the date hereof (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to you, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received you will be one dollar ($1.00) less than three times your “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by you shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to you shall be made by the Board and you in good faith.

5. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your Separation from Service from the Company.

6. Exclusive Remedy. In the event of your Separation from Service on account of a Qualifying Termination, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled (including any contrary provisions in any employment agreement you may have with the Company), whether at law, tort or contract, in equity, or under this Agreement.

7. Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 7, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless you and the Company agree to such amendment, modification, waiver or discharge in writing. No amendment, modification, waiver or discharge of this Agreement shall result in the accelerated payment of any Severance Payment provided for in Section 3. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

10. Sole Agreement. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between you and the Company may supercede this Agreement, unless it is in writing and specifically makes reference to this Section 10.

11. Employee’s Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

12. Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.

13. Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

14. Headings. All captions and section headings used in this Agreement are for convenience purposes only and do not form a part of this Agreement.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

17. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware (with the exception of its conflict of laws provisions). This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

19. Code Section 409A.

(a) General. The Agreement is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that this Agreement is not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.

(b) Separation from Service; Specified Employees; Separate Payments. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If you are deemed on the date of termination to be a Specified Employee, then to the extent any payment or benefit hereunder (after taking into account all exclusions applicable thereto under Code Section 409A) is “nonqualified deferred compensation” subject to Section 409A, then such payment shall be delayed and not be made prior to the earlier of (A) the six (6)-month anniversary of the date of such Separation from Service and (B) the date of your death (the “Delay Period”). All payments delayed pursuant to this Section 19(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment made under this Plan will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

If the foregoing conforms to your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

[signature page follows]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMORIAL RESOURCE DEVELOPMENT CORP.

By:
Name:
Title:

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

Name: